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                                                                     EXHIBIT 3.1
                           CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            LESLIE'S POOLMART, INC.

          The undersigned, Donald J. Anderson, hereby certifies that:

          1. He is the Chief Financial Officer of Leslie's Poolmart, Inc., a Delaware corporation (the "Corporation").

          2. Article Four, Section 1 of the Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

          Section 1.  Common Stock.  The aggregate number of shares of common
                      ------------
     stock which the Corporation shall have the authority to issue is Twelve Million (12,000,000) shares of common stock (referred to in this Certificate of Incorporation as "Common Stock") with a par value of $0.001 per share. The Common Stock shall be divided into two classes, as follows:
     (i) Eleven Million (11,000,000) shares shall be designated as shares of Voting Common Stock, and (ii) One Million (1,000,000) shares shall be designated as shares of nonvoting common stock ("Nonvoting Common Stock"). Except as provided in Section 3 hereof, all shares of Voting Common Stock and Nonvoting Common Stock shall be identical and shall entitle the holders thereof to the same rights, powers and privileges. Upon this Certificate of Amendment becoming effective, each share of Common Stock then outstanding shall be reclassified into five (5) shares of Common Stock.

          3. The foregoing Certificate of Amendment has been duly approved by the Board of Directors of the Corporation.

          4. The foregoing Certificate of Amendment has been duly approved by the required vote of stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law. The total number of shares voting in favor of the Certificate of Amendment equaled or exceeded the vote required. The percentage vote required was greater than 50%.

          The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate of Amendment are true and correct of his own knowledge.

Dated:  February 15, 2001

                              /s/ Donald J. Anderson
                              -------------------------------
                              Donald J. Anderson
                              Chief Financial Officer